CHARTWELL LEISURE








                                                     CONTACT: Kekst and Company
                                                              (212) 593-2655
                                                              Barbara Glassman
                                                              Jim Fingeroth

                                                          FOR IMMEDIATE RELEASE
                                                          ---------------------



            CHARTWELL LEISURE COMPLETES CANADIAN HOTEL ACQUISITION; ANNOUNCES ACQUISITION OF CANADIAN MASTER LICENSE FOR TRAVELODGE


New York, New York (OCTOBER 4, 1996) - Chartwell Leisure Inc. (NASDAQ:CHRT) announced today it has completed its acquisition of 20 Travelodge properties throughout Canada, and a 50% joint venture interest in an additional property in Edmonton, from Capital Properties Limited Partnership (CPLP). The transaction is valued at approximately US$70 million.

Separately, Chartwell Leisure announced today that its subsidiary, Chartwell Canada Hospitality Corp. (CCHC), has acquired the exclusive franchise rights, known as a Master License, for Travelodge in Canada from Travelodge Hotels, Inc., a subsidiary of HFS Incorporated (NYSE:HFS). The subsidiary will operate as a joint venture between Chartwell Leisure and Royco Hotels and Resorts LTD.

Royco, a Canadian hotel management and franchise company headquartered in Calgary, Alberta, will also manage all 21 of Chartwell's Canadian properties. The 21 Canadian properties represent a total of 3,466 rooms.

Chartwell Leisure's Chairman of the Board and CEO, Richard L. Fisher, said:
"These steps, including our newly announced Master License acquired from HFS, give us a significant presence in the growing Canadian market and will be a springboard for developing and acquiring new properties in Canada, as well as selling additional Travelodge franchises in Canada."


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All 75 existing Travelodge franchises in Canada will be assigned to Chartwell
Canada Hospitality Corp. CCHC will administer the Master License and provide franchise services to the 75 Canadian hotels using the Travelodge brand. Reservation services will continue to be provided by HFS Canada.

Travelodge President and COO, Robert C. Zapletal, commented: "We are extremely pleased that Chartwell shares our enthusiasm and commitment to growing the Travelodge brand. These agreements promise to solidify Travelodge as a major player in North America's limited-service hospitality market."

Terry Royer, President of Royco, said: "Royco is committed to Travelodge. It is a great brand with tremendous growth potential. We are enthusiastic about working with Chartwell Leisure as it enters the Canadian market. We have already begun to implement a Chartwell-backed select room renovation program in the 21 hotels we currently manage for Chartwell."

Travelodge Hotels, Inc. is a hotel franchisor with more than 500 upper economy Travelodge and budget Thriftlodge franchise properties of more than 43,000 guest rooms throughout Canada, Latin America, and the United States. Travelodge Hotels, Inc. is a subsidiary of HFS Incorporated.

Chartwell Leisure Inc. is a hotel owner/operator and developer. With the Canadian acquisition, the total number of rooms in Chartwell Leisure will be 11,578. Besides Canada, the portfolio includes 19 wholly-owned properties and joint venture interests in 96 additional properties all located throughout the United States. In July, Chartwell Leisure announced it had entered into a joint venture agreement with Grupo Piasa to develop at least 30 Travelodge properties throughout Mexico.


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Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with the acquisition of existing hotels and development of new hotel, operating risks, risks associated with the dependence on franchisors of the Company's lodging properties and the historical cyclicality of the lodging industry. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

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